February 11, 2003

Dr. Michael Perry

c/o Pharsight Corporation

800 West El Camino Real

Suite 200

Mountain View, CA 94040

Dear Michael:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Pharsight Corporation (the “Company”) is offering to you to aid in your employment transition.

1.             Resignation.  Effective February 10, 2003, you resigned, and the Company accepted your resignation, as President, Chief Executive Officer and Director of the Company, and effective February 26, 2003 (the “Separation Date”), you hereby resign, and the Company hereby accepts your resignation, from any other offices or positions that you may hold with the Company.  For purposes of your offer letter with the Company dated February 5, 2002 (the “Offer Letter”)(attached hereto as Exhibit A), the Company shall deem your termination a termination without Cause (as that term is defined in the Offer Letter).

2.             Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings and the withholdings authorized by section 5 of this Agreement.  You are entitled to these payments by law.  Your final paycheck will also include payment of the $113,000 cash retention bonus (less standard payroll deductions and withholdings) due on the first anniversary of your hire date as provided in the Offer Letter, and payment of a 2003 fiscal year incentive bonus in the amount of $31,200, less standard payroll deductions and withholdings.  You acknowledge and agree that you are not entitled to receive any additional amounts as 2002 or 2003 fiscal year incentive bonuses.

3.             Consulting Agreement.  The Company agrees to retain you, and you agree to make yourself available and to perform, as a consultant under the terms specified below.

(a)           Consulting Period.  The Company will engage you as a consultant commencing on the Separation Date and continuing for six (6) months thereafter (the “Consulting Period”).

(b)           Consulting Services.  During the Consulting Period, you will perform such duties as are assigned to you by the Company’s Board of Directors and Chief Executive Officer (the “Consulting Services”).  You agree to perform up to one hundred and twenty (120) hours of Consulting Services during the Consulting Period, at times to be mutually agreed between you and the Company, however the Company’s obligation to provide the consulting fees set forth below in section (c) remains in effect even if the Company requests you to provide fewer than the 120 maximum hours.  Your obligation to provide the Consulting Services shall not preclude you from accepting full-time employment during the Consulting Period with another company.  You agree to exercise the highest degree of professionalism and to utilize your reasonable best efforts, expertise and creative talents in performing the Consulting Services.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party during the Consulting Period unless authorized by the Company in writing to do so.  The Company will reimburse you for documented business expenses incurred in connection with performing the Consulting Services, provided that these expenses have been pre-approved by the Company in writing.

(c)           Consulting Fees.  During the Consulting Period, the Company will compensate you for the Consulting Services at the rate of $26,667 per month, payable semi-monthly on the Company’s regular payroll dates.  Additionally, after you complete the first three (3) months of the Consulting Period, the Company will pay you a lump-sum consulting fee in the amount of $80,000, payable on the first regularly-scheduled payroll date following your completion of the first three (3) months of the Consulting Period.  (This lump-sum consulting fee, together with the monthly consulting fees, shall be referred to in total as the “Consulting Fees.”)  Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.  The Company will report the Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify and save harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer’s share of social security, if any.

(d)           Severance Payment.  If you sign the release attached hereto as Exhibit B on August 26, 2003, and allow that release to become effective, then at the end of the Consulting Period, the Company will make a lump-sum severance payment to you in the amount of $80,000.  This amount shall be paid on or before September 5, 2003, and will be subject to standard payroll deductions and withholdings.  This amount will not be paid unless you sign the release attached hereto as Exhibit B, and allow that release to become effective.

(e)           Protection of Confidential Information.  You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services, except with the written permission of the Company’s Chief Executive Officer.  Any and all work product you create in connection with the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

4.             Health Insurance.  To the extent provided by federal COBRA law and the Company’s current group health insurance policies, you are eligible to continue your current health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance.  If you timely elect continued coverage under COBRA, then the Company will pay the premiums necessary to continue your health care coverage for both you and your dependents through the Consulting Period.  The Company’s obligation to continue these payments will cease if you become eligible for coverage under another employer’s insurance plan.

5.             Stock Grant and Stock Options.  Pursuant to your Offer Letter, on July 29, 2002, the Company granted you 162,857 shares of the Company’s common stock.  Although pursuant to your Offer Letter, those shares are to be held in escrow until August 26, 2003 (eighteen months following your date of hire), if you sign this Agreement, the Company will release those shares to you within ten (10) days after the Effective Date of this Agreement (as defined in section 14 of this Agreement).  You acknowledge and agree that those shares are subject to taxation, and hereby authorize the Company to make the required withholdings out of the final paycheck you are receiving from the Company pursuant to section 2 of this Agreement.  The certificates representing such shares shall bear no restrictive legend and shall be freely tradable.  Any stock options that you received during your employment with the Company will continue to be governed by the terms of the applicable stock option plan documents and stock option agreement between you and the Company.

6.             Other Compensation Or Benefits.  You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document.  You acknowledge and agree that the compensation and benefits that you are receiving under this Agreement (including, without limitation, the consulting agreement, severance payment, paid COBRA premiums, and release of your stock grant) are being provided to you in lieu of the severance benefits set forth in your Offer Letter.

7.             Expense Reimbursements.  You agree that within forty-five (45) days of the Separation Date, you will submit a documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.             Return Of Company Property.  By the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to:  Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree to make a diligent search for any Company documents and property (as described above) in your possession or control prior to the Effective Date.  Notwithstanding the foregoing, the Company agrees that you may keep an electronic copy and a paper copy of your Outlook contacts database.

9.             Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

10.          Nondisparagement.  Both you and the Company (through its directors and officers) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.          Release by You.  In exchange for the consulting agreement and severance payment set forth in section 3, the paid COBRA premiums set forth in section 4, the release of your stock grant as set forth in paragraph 5, and other benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and Execustaff, Inc., and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended).

12.          Release by the Company.  The Company hereby releases, acquits and forever discharges you and your agents, successors, assigns, attorneys and affiliates, from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time within the authorized course and scope of your employment with the Company.

13.          Waiver Of Unknown Claims.  In giving the releases herein, which include claims that may be unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  The parties expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases herein.

14.          ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (“Effective Date”).

15.          Reference Letter.  The Company will provide you with the reference letter attached hereto as Exhibit D.

16.          Miscellaneous.  This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.  In particular, and without limitation, this Agreement supersedes the severance provisions contained in your Offer Letter, and extinguishes the Company’s obligation to make any severance payments to you pursuant to the Offer Letter.  (This Agreement does not, however, supersede any other terms of your Offer Letter, nor does it supersede the Arbitration Agreement between you, the Company and Execustaff dated December 3, 2002.)  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  In the event of your death, any benefits due and payable to you under this Agreement (including, without limitation, the Consulting Fees) shall be paid to your surviving spouse.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach.  For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you the best in your future endeavors.

Sincerely,

PHARSIGHT CORPORATION

By:	/s/ Shawn O’Connor
Shawn O’Connor
Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED:		ACCEPTED AND AGREED:

/s/ Michael Perry		/s/ Susan Jochheim
Michael Perry		Susan Jochheim, Execustaff, Inc.

Exhibit A:  Offer Letter dated February 5, 2002

Exhibit B:  Termination of Consulting Period Release

Exhibit C:  Proprietary Information and Inventions Agreement
Exhibit D:  Reference Letter

EXHIBIT A

OFFER LETTER DATED FEBRUARY 5, 2002

February 5, 2002

Dr. Michael Perry

10010 Sundial Lane

Beverly Hills, California 90210

Dear Mike,

On behalf of Pharsight Corporation (“Pharsight” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer on the terms described below.  We are convinced that by combining your outstanding experience in drug development, leadership stature in the pharmaceutical industry, and demonstrated management capability, with our current organizational strengths, proven technology, and established customer base, you will catalyze tremendous value for yourself and all Pharsight shareholders.  Further, we believe that the support of our world-class board of directors will significantly enhance your success in this significant career step—your first assignment as CEO of a publicly traded company.

Reporting Relationship, Salary, Annual Bonus and Benefits:

In this position you will report to the Company’s Board of Directors (the “Board”).  Your annual base salary will be $320,000, and will be paid semi-monthly on the Company’s normal payroll schedule.   In FY2002 (begins April 1, 2002) you are eligible to participate in an incentive annual bonus program targeted at 65 percent of your annual base salary, with a total compensation potential (if you earn the target bonus of 65 percent) of $528,000.  Your annual bonus will be governed by the terms and conditions of the Company’s management incentive plan, as administered by the Company’s Compensation Committee, including a cap on bonus payments at 160 percent of target in the event of overachievement of plan.  In addition, you will be eligible for Pharsight’s regular employee benefits programs, including health, dental, life and disability insurance, 401(k) plan and an annual accrual of 20 paid personal time-off days.

Sign-On and Retention Bonus

In order to ensure your ability to join us at the earliest possible date, and provided you commence full time employment no later than February 25, 2002, you will be eligible for a one time sign-on and retention bonus of cash and stock valued at a total of approximately $340,000 which will be paid as follows:  1/3 of the bonus will be paid as a cash bonus of $113,000 (subject to taxes and withholdings) during the first pay period following your first day of employment; another 1/3 of the bonus will be paid as a cash bonus of $113,000 (subject to taxes and withholdings) on the first anniversary of your hire date; and the remaining 1/3 of the sign-on bonus will be provided in the form of a stock grant of Pharsight Common Stock valued at approximately $114,000 (valuation is based on the fair market value of the stock on the date of grant).  The stock grant will be issued promptly by the Compensation Committee after your hire date, and the grant will placed into and held in escrow for a period of 18 months.  In addition, if you voluntarily terminate your employment prior to 12 months following your hire date, you will forfeit the pro-rated shares of the stock grant which will be released to the Company (pro-rated based on your termination date), and the cash portion of the bonus previously paid to you will be immediately due and payable to Pharsight Corporation according to the following schedule (which the Company can deduct from any amounts owed to you):

Termination date:	Portion of Cash Bonus and Stock Grant Owed to Company:

1-90 days after hire	100%
91-180 days after hire	70%
181-365 days after hire	40%
After 1 year	0%

Stock Option Grant

In addition, I will recommend to the Board that you be granted an option to purchase 700,000 shares of Pharsight Common Stock (the “Option”).  The Option will vest over four years during your continued employment (25 percent of the shares vesting after one year of employment, with the remaining 75 percent of shares vesting in equal installments on a monthly basis thereafter over the following three years), and will be subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan (the “Plan”) and your grant agreement.  The exercise price of the Option will be the fair market value of the stock as determined by the closing price on the business day immediately preceding the day you start work as an employee of Pharsight.  In the event of a change of control (as defined in the Plan), 50 percent of your remaining unvested Option shares will vest immediately.  In the event that your employment is terminated without Cause (as defined below) as a direct result of and within twelve (12) months following such a change of control, the remainder of your unvested Option shares will vest.  Your performance and compensation will be reviewed annually, after the completion of each fiscal year.  Based on your performance and other factors considered by the Compensation Committee, you will be eligible to receive further stock option grants at the sole discretion of the Compensation Committee.

Relocation To Bay Area and Living Expenses

As we discussed, we expect that you will relocate to the San Francisco Bay Area within six (6) months after your hire.  To assist in your relocation, upon your submission of appropriate documentation (including receipts) and in accordance with the Company’s expense reimbursement policies and practices, Pharsight will reimburse you for your reasonable relocation expenses, up to a maximum reimbursement aggregate amount of $200,000.

Prior to your relocation to the Bay Area, Pharsight will reimburse you for your reasonable and necessary living expenses while in the Bay Area, upon your submission of appropriate documentation (including receipts) and in accordance with the Company’s expense reimbursement policies and practices.  For example, at its election, the Company will either provide you with corporate rental housing for your use in the Bay Area, or will reimburse you for your reasonable local rental housing costs.  In addition, prior to your relocation to the Bay Area, the Company will reimburse you for your out-of-pocket costs to fly (coach or business class) between the Bay Area and Southern California as required, upon your submission of appropriate documentation (including receipts).  You agree to book such flights as far in advance as possible in order to obtain the lowest available fares.

Severance Payments

In the event that your employment is involuntarily terminated without Cause (as defined below), the Company will continue to pay your base salary in effect on the termination date for one (1) year following the termination date as your sole severance benefits (the “Severance Payments”).  As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company that includes your general release of claims, in a form acceptable to the Company.  The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean:  (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this letter agreement); or (f) conduct that in the good faith and reasonable determination of the Company’s Board demonstrates gross unfitness to serve.

Company Policies and Procedures; Proprietary Information and Inventions Agreement

As a Pharsight employee, you will be expected to abide by Pharsight’s policies and procedures, as may be in effect from time to time, and to acknowledge in writing that you have read Pharsight’s Employee Handbook.  As a condition of your employment with Pharsight, you will be required to sign and abide by the Company’s Proprietary Information and Inventions Agreement, two originals of which are enclosed.  Please sign both originals and return one to me with your acceptance of this offer.

At-Will Employment Relationship

Your employment relationship with Pharsight will be at-will.  This offer does not constitute a guarantee of employment for any specific period of time, and either you or Pharsight may terminate the employment relationship at any time, with or without cause or advance notice.

Miscellaneous

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Pharsight.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be modified except in a written agreement signed by you and a duly authorized officer of Pharsight.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

I am personally excited by the opportunity to work with you to build a great business while implementing our shared vision for the pharmaceutical industry. We look forward to having you join us and expect your employment with Pharsight to begin on or before February 25, 2002.  Please sign the enclosed copy of this offer letter to indicate your acceptance of the Company’s offer under the above terms and return it to me by Friday, February 8, 2002.

Sincerely,

/s/ Arthur Reidel

Arthur Reidel

Chairman of the Board

AGREED AND ACCEPTED:

/s/ Dr. Michael Perry
Dr. Michael Perry

February 6, 2002
Date

Enclosure:  Proprietary Information and Inventions Agreement

EXHIBIT B

TERMINATION OF CONSULTING PERIOD RELEASE

I understand that, pursuant to the separation letter agreement between me and the Company, which I signed on ________________________, 2003 (the “Agreement”), I am required to sign this Termination of Consulting Period Release as a condition to receiving the severance payment set forth in paragraph 3(d) of the Agreement.

In consideration for the severance payment set forth in paragraph 3(d) of the Agreement, I hereby generally and completely release the Company, Execustaff, Inc., and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, the termination of that employment, my consulting relationship with the Company and the termination of that relationship; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

HAVING READ AND UNDERSTOOD THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

By:
Michael Perry

Date:

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Pharsight Corporation

Proprietary Information and Inventions Agreement

In consideration of, and as a condition of, my employment with Pharsight Corporation, a Delaware corporation (the “Company”), I hereby represent to and agree with the Company as follows:

1.             Purpose of Agreement; Effective Date.  I understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below) and its rights in Inventions (as defined below) and all related intellectual property rights.  Accordingly, whether or not I am expected to create inventions of value for the Company, I am entering into this Proprietary Information and Inventions Agreement (this “Agreement”) as a condition of my employment with the Company.  This Agreement shall be effective as of the first day of my employment with the Company.

2.             Definition of Proprietary Information.  Proprietary Information is any information of a confidential nature (i.e., not generally known or publicly available) that may be disclosed to me that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, or supplier of the Company or to the business of any other party with whom the Company agrees to hold the information disclosed by such party in confidence.   Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and product sales and pricing information.

3.             Confidentiality.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to Proprietary Information.  At all times, both during my employment with the Company and after the termination of such employment, I will keep and hold all Proprietary Information in confidence and trust, and I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

4.             Work for Hire.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

             5.          Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

6.       Definition of Invention.  The term Invention includes all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, algorithms, computer software programs, databases, mask works, and trade secrets that either (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development.

7.             Disclosure and Assignment of Inventions.   I will promptly disclose in confidence to the Company all Inventions that I make or conceive or create or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.  I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

8.             Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and any other intellectual property rights in any and all Inventions, and (b) any and all Other Rights (as defined below) that I may have in or with respect to any Invention.  I also hereby forever waive and agree never to assert any Other Rights I may have in or with respect to any Invention, even after termination of my employment with the Company.  “Other Rights” means any right to claim author’s rights with respect to an Invention, to object to or prevent the modification of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether such right is denominated or generally referred to as a “moral right” or otherwise.

9.             Labor Code Notice.  I have been notified and understand that the provisions of paragraphs 6 and 7 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or (2) result from any work performed by the employee for the employer.  To the extent a

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provision in an employee agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code section 2870 (a), the provision is against the public policy of this state and is unenforceable.

10.           Assistance.  I agree to assist the Company in every proper way to obtain for the Company and to enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company’s Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secret rights and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request on such assistance.

11.           No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, or similar agreement with any former employer or other party. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person, or unless the items have been legally transferred to the Company or are generally available to the public.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided, developed or owned by the Company.

12.           Prior Inventions.  If, in the course of my employment with the Company, I incorporate a prior invention made by me into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, prior inventions in any Company Inventions without the Company’s prior written consent.

13.        Notification. I hereby authorize the Company to notify my future employers of the terms of this Agreement and my responsibilities hereunder.

14.           Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.           Governing Law; Severability.  This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to application of choice of

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law rules or principles.  In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then such provision shall not be voided but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

16.           No Duty to Employ.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

17.           FDA Debarrment.  I represent that I have never been debarred under Section 306(a) or (b) of the Federal Food Drug or Cosmetic Act and that I will immediately notify the Company in the event that any debarrment proceedings are commenced against me.

Pharsight Corporation		/s/ Dr. Michael Perry

By	/s/ Stacy Murphy	February 6, 2002
Stacy Murphy Vice President, Human Resources		Date:

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EXHIBIT D

REFERENCE LETTER

Letter of Reference re: Dr. Michael S. Perry	February 12, 2003

As Chairman of the Board and a Founder of Pharsight Corporation (OTCBB:PHST) I am pleased to write this letter of recommendation on behalf of Dr. Mike Perry.

After personally having spent seven years as President and CEO of Pharsight, our Board recruited Dr. Perry to join the company as my successor i.e. as President, CEO and member of the Board of Directors.  We appointed Mike to this position with explicit appreciation of his extensive technical expertise in Pharmaceutical R&D, his successful track record of management and leadership in this sector as well as his extensive network of contacts in the industry i.e. our customer base.

Mike’s departure from Pharsight was exclusively due to a disagreement with the Board over the strategic direction of the company.

During his tenure at Pharsight, the company benefited from Mike’s industry insights, experience, operational aptitude, integrity and leadership and it is in this spirit that I recommend him without reservation for future employment in the Pharma/Biotech sector.

Sincerely,

/s/ Art Reidel
Art Reidel
Chairman of the Board
Pharsight Corporation